AMENDMENT

TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”), dated as of the 13th day of March, 2020, to the Fund Administration and Accounting Agreement dated as of September 17, 2018, as amended to date, is made by and between each Invesco investment company referenced on the signature page hereto (each investment company, a “Trust” and collectively, the “Trusts” with each series thereof, a “Fund” and collectively, the “Funds”) and The Bank of New York Mellon (“BNY Mellon”) (the “Agreement”).

WITNESSETH:

WHEREAS, the Agreement sets forth the services to be provided by BNY Mellon to the Trusts and the Funds (the “Services”); and

WHEREAS, the parties desire to amend the Agreement to provide for the calculation of foreign capital gains in certain markets and withholding liability accruals and the inclusion of such accruals in the daily Net Asset Value (“NA V”) calculation (together, the “Foreign Capital Gains Tax Services”), including the utilization of a third-party service provider and the related fees.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

I.	Amendment of Schedule I to the Agreement.

Schedule I to the Agreement is hereby amended to add the following:

FOREIGN CAPITAL GAINS TAX SERVICES

Foreign Capital Gains Tax Services shall be provided for those Funds identified on Appendix I, as may be amended from time to time by written agreement of the Trusts and BNY Mellon. The Trusts shall advise BNY Mellon of the name and contact details of each such Fund’s Indian tax agent.

Foreign Capital Gains Tax Services shall include the provision of Capital Gains Tax Reporting Services (“COT Reporting Services”), which may be provided, in whole or in part, by a third-party service provider (“Third Party”) as agreed upon between the parties. COT Reporting Services shall include:

(i)	Daily monitoring of the estimated capital gains tax exposure in the jurisdictions as listed in Appendix I in the form of a written report (each a “Report” or “Deliverable”).

(c)	This Amendment shall be governed by the laws of the State of New York. without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

On behalf of each Trust and Fund referenced on
Exhibit A attached to the Agreement

By:	/s/ Kelli Gallegos
Name:	Kelli Gallegos
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Gerard Connors
Name:	Gerard Connors
Title:	Vice President

(ii)

The Report will provide a summary of capital gains arising to the Funds listed in Appendix I from unsold securities and the relevant estimated taxes on the net unrealized gains, applying the local tax rules for the particular jurisdictions in scope.

(iii)	The Report will apply the relevant tax rates applicable, taking into account period of holding, turnover, entity type, residency, etc.

(iv)	The Report will apply the relevant tax lot methodology (e.g. First In First Out for India) for each jurisdiction.

(v)	The Report will apply the appropriate local tax rules to each corporate action (e.g. bonus issues, demergers etc.).

(vi)

The Report will apply the relevant loss relief rules applicable for each jurisdiction (e.g. in India, set off of carried forward short term losses in priority against short term gains, then against long term gains - with appropriate adjustment of the relevant tax rates).

Solely with respect to CGT Reporting Services, the parties agree that the use of a Third Party shall be treated as a third party service provider engaged by the Trust for purposes of Section 8(e) of the Agreement; provided that the provision relating to the Trusts retaining the sole obligation to manage the relationship with the third party service provider shall not apply.

Notwithstanding the foregoing, and for the avoidance of doubt, the parties agree that nothing contained herein shall modify Section 5(i) of the Agreement.

2.	Fees.

For the Foreign Capital Gains Tax Services, a Trust, on behalf of a Fund, shall pay BNY Mellon the fees and charges as may be specifically agreed upon from time to time.

3.	Termination and Alternative Service Provider.

If a Third Party is no longer able to provide the CGT Reporting Services with respect to one or more of the Funds on Appendix I, BNY Mellon will promptly notify the Trust and engage an alternative Third Party provider or work with the Trusts to calculate the Foreign Capital Gains Tax Services using a mutually agreed upon method.

4.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)

This Amendment may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which together shall constitute one and the same Amendment.

APPENDIX I TO SCHEDULE I

List of Trusts, Funds and Tax Jurisdiction

Trust Name	Fund Name	Tax Jurisdiction
Invesco India Exchange-Traded Fund Trust	Invesco India ETF	India

Invesco Exchange-Traded Funds Trust II	Invesco S&P Emerging Markets Momentum ETF	India

Invesco Exchange-Traded Funds Trust II	Invesco FTSE RAFI Emerging Markets ETF	India